Exhibit 10.45

Safety Quick Lighting & Fans Corp. 4400 North Point Parkway, Suite 154 Alpharetta, GA 30305

John P. Campi

President & CEO

Re: Secured Convertible Promissory Note Maturing November 26, 2015

Dear Investor:

On November 26, 2015, the Secured Convertible Promissory Note (the “Note”) you purchased in a private placement from us will mature and you will have the option of either: (i) converting the Note into shares of Safety Quick Lighting & Fans Corp.’s (the “Company” or “SQL”) common stock at a conversion price of $0.25 per share (“Convert”); or (ii) requesting the repayment of your principal investment plus any accrued, but unpaid interest on the Note (“Repayment”). Capitalized terms used that are not otherwise defined herein shall have the meaning ascribed to it in the Note.

We recognize that your decision as to whether or not to Convert your Note into common stock has been further complicated by the fact that a public market for SQL’s s common stock has not been established as yet, and in the absence of such a market it is difficult to determine the value of the underlying common stock. Further, many of the Noteholders have expressed to the Company an interest in waiting a few months before determining whether to Convert or request Repayment.

Therefore, out of courtesy to investors’ requests, the Company is willing to provide a third option that would allow you to wait on taking any action in connection with your Note for a period of three months. This option would require that you forbear your right under Section 8(i) of the Note to declare an Event of Default during the period starting on November 27, 2015 and ending on February 26, 2016. During this period, you will have the right to either Convert or request Repayment at any time. If you choose to take advantage of the third option, the Company shall make its November 26th interest payment to you on the date interest is due, and you will continue to accrue interest at your current interest rate thereafter until the earlier of your conversion of the Note, the Repayment of the Note or February 26, 2016.

Given the Thanksgiving Holiday next week, we are requesting that you please let us know your intentions no later than this Monday, November 23, 2015.

Please check one of the following:

____	Convert
____	Repayment (please provide payment instructions below)
____	Forbearance*

*We will provide a Forbearance Agreement.

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Please note that we intend to complete the conversion of your Note or the Repayment, as the case may be, by November 25, 2015 in the event you choose not to take advantage of the Forbearance. In addition to making your election above, please sign below where indicated and return this letter to Company counsel, Peter J. Gennuso, Esq., at peter.gennuso@thompsonhine.com by this Friday.

We look forward to your response.

Respectfully yours,

John P. Campi

AGREED AND ACCEPTED:

____________________________________

Signature

____________________________________

Print Name

_____ / _____ / _____

Date

Payment Instructions:

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FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”), dated as of November 25, 2015, is made by and between Safety Quick Lighting & Fans Corp., a Florida corporation (the “Company”) and the undersigned holder of the Note (as hereinafter defined) (the “Investor”, and together with the Company, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, on November 26, 2013, the Company issued to the Investor that certain Secured Convertible Promissory Note in the principal amount as specified therein (the “Note”) pursuant to the terms and conditions of that certain Note Subscription Agreement, Registration Rights Agreement and Security Purchase Agreement, each dated November 26, 2013 (collectively, the “Offering Documents”);

WHEREAS, pursuant to Section 2 of the Note, the Maturity Date of the Note is twenty-four months from the Issuance Date, or November 26, 2015;

WHEREAS, under the Note, the Investor can elect to convert the balance of principal and unpaid interest into shares of the Company’s common stock as provided in the Note or to receive repayment in cash upon the Maturity Date, (collectively, the “Investor’s Election”);

WHEREAS, pursuant to Section 8(i) of the Note, failure to make payment in full following the Maturity Date upon the Investor’s tender of the Note will constitute an Event of Default;

WHEREAS, pursuant to Section 1 of the Note, if any Event of Default has occurred and is continuing, the interest rate under the Note will increase two percent (2%) above the current interest rate, and will continue to increase two percent (2%) above the then effective interest rate after every thirty (30) day period thereafter in which the Company remains in default of its obligation to pay principal and interest (“Penalty Interest”);

WHEREAS, in addition to the Investor’s Election, the Company has provided to the Investor a third option regarding the Note which gives the Investor an additional three (3) months to determine whether to convert the Note or seek repayment thereof (the “Forbearance”);

WHEREAS, the Investor has indicated its willingness to accept the Forbearance and thereby is willing to forbear its rights in connection with declaring any Event of Default under the Note, and demanding any Penalty Interest, for three months, until February 26, 2016 (the “Forbearance Date”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Investor has agreed to the Forbearance set forth herein.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.     Capitalized Terms. All capitalized terms used herein (including in the introductory paragraph and recitals set forth above) not otherwise defined herein shall have the meanings assigned to such terms in the Note.

2.     Specified Default. In the absence of the Investor’s Election, and following the Maturity Date, the Company will be in default under Sections 8(i) and 8(x) of the Note for failure to pay the outstanding amounts due under the Note (the “Specified Default”).

3.     Agreement to Forbear. The Investor hereby agrees to forbear from declaring during the Forbearance Period (as defined below) the Specified Default and, therefore, shall not be entitled to any Penalty Interest during the Forbearance Period (as defined below). The Investor shall also refrain from exercising any of its rights and remedies in connection with an Event of Default under the Offering Documents or at law or in equity during the Forbearance Period (as defined below).

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4.     Continuation of Interest Under the Note. Following the Maturity Date, Interest will continue to accrue under the Note in accordance with the terms therein, effective as of the Maturity Date and continuing through the Forbearance Date or the Investor’s Election, whichever occurs sooner (the “Forbearance Period”).

5.     Investor’s Election. At any time during the Forbearance Period, the Investor may elect to convert the balance of principal and unpaid interest into shares of the Company’s common stock or to receive repayment in cash. Any Investor Election shall be exercised in accordance with the terms and conditions of the Note.

6.     Acknowledgments, Affirmations and Representations and Warranties.

(a)            The Company acknowledges, affirms, represents and warrants that as of the date hereof, the Company is legally and validly indebted to the Investor pursuant to the Note in the principal amount therein, plus interest and fees accrued and accruing thereon, as determined pursuant to the terms of the Note.

(b)            Other than as set forth herein, the Company acknowledges and agrees that the Note shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable pursuant to its terms, and shall not be impaired or limited by the execution or effectiveness of this Agreement.

7.     Confirmation of Note; No Modification. The Parties hereby ratify and confirm all terms and provisions of the Note and all other documents, instruments, or agreements executed in connection therewith, and except as expressly set forth herein, all of such terms and provisions remain in full force and effect and have not been modified or amended in any respect. Nothing contained in this Agreement shall be deemed or construed to amend, supplement or modify the Note or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.

8.  Miscellaneous.

(a)            This Agreement is governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions of such State.

(b)            This Agreement shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)            The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(d)            This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(e)            This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement may not be modified in any manner, except by written agreement signed by all Parties hereto.

(f)             Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Forbearance Agreement as of the date first written above.

THE COMPANY:

SAFETY QUICK LIGHTING & FANS CORP.

By:
John P. Campi
Chief Executive Officer

INVESTOR:

(entity name, if applicable)

By:
Print Name:
Title:

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